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                                                                     Exhibit 4.1

                            CENTERPOINT ENERGY, INC.

                                       To

                    JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
                         (formerly JPMorgan Chase Bank),

                                     Trustee

                               ------------------

                          SUPPLEMENTAL INDENTURE NO. 5

                          Dated as of December 13, 2004

                                -----------------

                    2.875% Convertible Senior Notes due 2024

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                            CENTERPOINT ENERGY, INC.

                          SUPPLEMENTAL INDENTURE NO. 5

                    2.875% Convertible Senior Notes due 2024

      SUPPLEMENTAL INDENTURE No. 5, dated as of December 13, 2004, between CENTERPOINT ENERGY, INC., a Texas corporation (the "Company"), and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (formerly JPMorgan Chase Bank), as Trustee (the "Trustee").

                                    RECITALS

      The Company has heretofore executed and delivered to the Trustee an Indenture, dated as of May 19, 2003 (the "Original Indenture" and, as previously and hereby supplemented and amended, the "Indenture"), providing for the issuance from time to time of one or more series of the Company's Securities.

      The Company provided for the establishment of one new series of Securities designated as the "2.875% Convertible Senior Notes due 2024" (the "Notes"), the form and substance of such Notes and the terms, provisions and conditions thereof set forth in Supplemental Indenture No. 4 dated as of December 17, 2003 between the Company and the Trustee ("Supplemental Indenture No. 4"). Capitalized terms used herein shall have the meaning specified herein or in Supplemental Indenture No. 4, as the case may be.

      Section 802 of Supplemental Indenture No. 4 permits the Company, at its option, to settle conversions of the Company's Notes through either a Share Settlement, a Cash Settlement or a Combined Settlement. Pursuant to the terms of the Indenture, the Company seeks to amend Supplemental Indenture No. 4 to eliminate the Company's right to settle any conversion of the Notes through a Share Settlement.

      Subparagraph (5) of Section 901 of the Original Indenture provides that the Company and the Trustee may, without the consent of the Holders, enter into an indenture supplemental to the Indenture to add to, change or eliminate any of the provisions of the Indenture in respect of one or more series of Securities if such addition, change or elimination does not adversely affect the interests of any holder of Securities.

      For consideration, the adequacy and sufficiency of which is hereby acknowledged by the parties hereto, it is mutually covenanted and agreed, for the equal and proportionate benefit of the Holders of the Notes, as follows:

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                                   ARTICLE I

                              Relation to Indenture

      Section 101 Relation to Indenture. This Supplemental Indenture No. 5 amends Supplemental Indenture No. 4 as provided in ARTICLE II below and constitutes an integral part of the Original Indenture.

                                   ARTICLE II

                    Amendment of Supplemental Indenture No. 4

      Section 201 Amendment of Section 801. Section 801 of Supplemental Indenture No. 4 is hereby amended and restated to read as follows:

                  "A Holder may convert its Notes for Common Stock at any time during which the conditions stated in paragraph 10 of the Notes are met. The number of shares of Common Stock issuable upon conversion of a Note per $1,000 principal amount (the "Conversion Rate") shall be that set forth in paragraph 10 in the Notes, subject to adjustment as herein set forth. The initial Conversion Rate is 78.0640 shares of Common Stock issuable upon conversion of $1,000 principal amount of Notes. Upon conversion of a Note pursuant to this Article VIII, the Company shall satisfy its obligations to deliver cash or a combination of cash and shares of Common Stock, together with any cash payment for fractional shares, in accordance with this Article VIII (the "Conversion Obligation").

      A Holder may convert a portion of the principal amount of Notes if the portion is $1,000 or a multiple of $1,000."

      Section 202 Amendment of Section 802. Section 802 of Supplemental Indenture No. 4 is hereby amended and restated to read as follows:

      "(a) To convert Notes, a Holder must satisfy the requirements in this
Section 802 and in paragraph 10 of the Notes. The date on which the Holder satisfies all those requirements is the conversion date (the "Conversion Date"). As soon as practicable after the Conversion Date, and subject to Section 802(b), the Company shall satisfy its Conversion Obligation upon conversion of a Note by delivering to the Holder, at the Company's election, either cash or a combination of cash and shares of Common Stock as follows:

            (1) If the Company elects to satisfy the entire Conversion Obligation in cash ("Cash Settlement"), then the Company will deliver to such Holder cash in an amount equal to the product of (i) (x) the aggregate principal amount of Notes to be converted by such Holder divided by 1,000 multiplied by (y) the Conversion Rate in effect on the Conversion Date, and (ii) the average of the Last Reported Sale Prices of Common Stock for the five Trading Day period commencing on the third Trading Day following the Conversion Date (the "Applicable Stock Price"); or

            (2) If the Company elects to satisfy a portion of the Conversion Obligation in cash (the "Partial Cash Amount") and a portion in shares of Common Stock (together

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      with the Partial Cash Amount, a "Combined Settlement"), then the Company will deliver to such Holder such Partial Cash Amount, plus a number of full shares of Common Stock equal to (i) the amount of the Cash Settlement determined pursuant to clause (1) above minus such Partial Cash Amount divided by (B) the Applicable Stock Price, together with cash in lieu of any fractional shares determined pursuant to Section 803 based on the Applicable Stock Price. In no event shall the Partial Cash Amount equal less than the aggregate principal amount of the Notes to be converted.

      (b) Upon receipt of the conversion notice from a Holder by the Company or the Conversion Agent:

            (1) If such notice is received by the Conversion Agent, the Conversion Agent shall promptly notify the Company.

            (2) The Company will notify the Trustee in writing, who shall promptly notify such Holder, of the dollar amount to be satisfied in cash at any time on or prior to the date that is two Business Days following the Conversion Date (the "Settlement Notice Period").

            (3) Such Holder may retract the conversion notice at any time during the two Business Day period beginning on the Business Day after the Settlement Notice Period (the "Conversion Retraction Period") by written notice to the Trustee. If such Holder has not retracted the conversion notice during the Conversion Retraction Period, then Cash Settlement or Combined Settlement will occur, through the Conversion Agent, on or prior to the third Business Day following the determination of the Applicable Stock Price. If such Holder timely retracts its conversion notice, then such Holder shall be deemed to be a Holder of Notes as if a conversion notice had never been delivered by such Holder for such Notes.

      (c) Upon Combined Settlement, the Person in whose name the certificate is registered shall be treated as a stockholder of record on and after the Conversion Date; provided, however, that no surrender of Notes on any date when the stock transfer books of the Company shall be closed shall be effective to constitute the Person or Persons entitled to receive the shares of Common Stock upon such conversion as the record holder or holders of such shares of Common Stock on such date, but such surrender shall be effective to constitute the Person or Persons entitled to receive such shares of Common Stock as the record holder or holders thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open; and provided further that such conversion shall be at the Conversion Rate in effect on the date that such Notes shall have been surrendered for conversion, as if the stock transfer books of the Company had not been closed. Upon conversion of Notes, such Person shall no longer be a Holder of such Notes.

      (d) No payment or adjustment shall be made for dividends on or other distributions with respect to any Common Stock except as provided in Section 806 or as otherwise provided in this Indenture.

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      (e) On conversion of Notes, that portion of the principal amount and accrued and unpaid interest, including Contingent Interest, if any, with respect to the converted portion of the Notes shall not be canceled, extinguished or forfeited, but rather shall be deemed to be paid in full to the Holder thereof through the delivery of cash or a combination of cash and shares of Common Stock (together with the cash payment, if any, in lieu of fractional shares) in exchange for the portion of the Notes being converted pursuant to the provisions hereof. Notwithstanding the conversion of any Notes, the Holders of the Notes and any Common Stock issuable upon conversion thereof will continue to be entitled to receive Additional Amounts in accordance with the Registration Rights Agreement.

      (f) If a Holder converts more than one Note at the same time, the number of shares of Common Stock issuable upon the conversion shall be based on the total principal amount of the Notes converted. Upon surrender of a Note that is converted in part, the Company shall execute, and the Trustee or the Authenticating Agent shall authenticate and deliver to the Holder, a new Note in an authorized denomination equal in principal amount to the unconverted portion of the Note surrendered. If the last day on which Notes may be converted is a legal holiday in a place where a Conversion Agent is located, the Notes may be surrendered to that Conversion Agent on the next succeeding day that is not a legal holiday."

      Section 203 Addition of Section 817. A new Section 817 is hereby added to Supplemental Indenture No. 4 and reads as follows:

      "Section 817 Notice to Holders of Change of Settlement Provisions. Within 30 days of making any change to any provision in this Article VIII, the Company shall provide a notice describing such change to Holders of the Notes. The Company shall file with the Trustee and the Conversion Agent such notice."

      Section 204 Notes Deemed Conformed. As of the date hereof, the provisions of the Notes shall be deemed to be conformed, without the necessity for any reissuance or exchange of such Note or any other action on the part of the Holders of Notes, the Company or the Trustee, so as to reflect this Supplemental Indenture No. 5.

                                  ARTICLE III

                            Miscellaneous Provisions

      Section 301 The Indenture, as supplemented and amended by this Supplemental Indenture No. 5, is in all respects hereby adopted, ratified and confirmed.

      Section 302 This Supplemental Indenture No. 5 may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

      Section 303 THIS SUPPLEMENTAL INDENTURE NO. 5 AND EACH NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

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      Section 304 If any provision in this Supplemental Indenture No. 5 limits, qualifies or conflicts with another provision hereof which is required to be included herein by any provisions of the Trust Indenture Act, such required provision shall control.

      Section 305 In case any provision in this Supplemental Indenture No. 5 or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

      Section 306 The recitals contained herein shall be taken as the statements of the Company, and the Trustee does not assume any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture No. 5 or of the Notes.

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      IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture No. 5 to be duly executed, as of the day and year first written above.

                                       CENTERPOINT ENERGY, INC.

                                       By: /s/ Gary Whitlock
                                           -------------------------------------
                                           Gary Whitlock
                                           Executive Vice President and Chief
                                           Financial Officer and

Attest:

/s/ Richard B. Dauphin
----------------------------------
Richard B. Dauphin
Assistant Corporate Secretary

(SEAL)

                                       JPMORGAN CHASE BANK,
                                       NATIONAL ASSOCIATION, as Trustee

                                       By: /s/ Carol Logan
                                           -------------------------------------
                                           Carol Logan
                                           Vice President and Trust Officer

(SEAL)

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